CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS
Reported 2016 Diluted EPS, Excluding Special Items, of $1.26
Provides 2017 EPS Guidance Range of $1.35 to $1.45 Per Share
BLOOMFIELD HILLS, Michigan, February 28, 2017 - TriMas (NASDAQ: TRS) today announced financial results for the year and quarter ended December 31, 2016.
TriMas reported fourth quarter net sales from continuing operations of $185.5 million, a decrease of 3.8% compared to fourth quarter 2015, as organic growth in the Packaging segment was more than offset by continued weakness in the oil and gas and general industrial end markets, and currency exchange. During the fourth quarter of 2016, the Company recorded pre-tax, non-cash goodwill and indefinite-lived intangible asset impairment charges of $98.9 million in its Aerospace segment. As a result, the Company reported a fourth quarter 2016 loss from continuing operations of $67.4 million, or $1.48 per diluted share, as compared to a loss of $60.8 million, or $1.35 per diluted share in the fourth quarter of 2015.
Excluding Special Items(1), which consisted primarily of the non-cash impairment charges and severance and business restructuring costs, fourth quarter 2016 diluted earnings per share (EPS) from continuing operations would have been $0.30, slightly higher than the fourth quarter of 2015 at $0.29.
For the full year, TriMas reported net sales from continuing operations of $794.0 million in 2016, a decrease of 8.1% as compared to $864.0 million in 2015. Sales from a recent acquisition and organic growth were more than offset by lower sales related to the oil and gas and general industrial end markets, and currency exchange. The Company reported a full year loss from continuing operations of $39.8 million, or $0.88 per diluted share, compared to a loss from continuing operations of $28.7 million, or $0.64 per diluted share, in 2015.
Excluding Special Items, full year 2016 income from continuing operations would have been $57.7 million, or $1.26 per diluted share, slightly lower than $58.7 million, or $1.29 per diluted share, in 2015.
TriMas 2016 Highlights

•	Achieved 2016 diluted EPS, excluding Special Items, of $1.26, at the mid-point of the Company's previously provided guidance range.

•
Held 2016 operating profit margin relatively flat at 11.9%, excluding Special Items, by successfully implementing the Financial Improvement Plan, on-going continuous improvement and realignment initiatives, and a reduction in corporate expenses, thereby mitigating the impact of lower year-over-year sales levels.

•
Increased Free Cash Flow(2) by 43.2% year-over-year to $72.8 million for 2016, resulting in Free Cash Flow conversion of approximately 126% of income from continuing operations, excluding Special Items.

•	Despite challenging end markets, reduced total debt by $45.0 million, or 10.7%, to $374.7 million, as compared to December 31, 2015.
"2016 was a transitional year at TriMas," said Thomas Amato, TriMas President and Chief Executive Officer. "After joining the Company in July, we ignited a new sense of urgency toward our operational and financial performance, implemented significant changes to our operating model, and began taking critical realignment actions given some of the challenging business conditions we faced. Despite market challenges, we achieved 2016 diluted EPS of $1.26, excluding Special Items, which was in line with our guidance. As we close out the year, we remain focused on reshaping TriMas and our family of businesses to better serve customers, while ensuring we take actions to drive improved performance for our shareholders. We have the right team, priorities and operating model in place to improve performance and begin the process to unleash value, particularly in our Energy and Aerospace segments."
"As we begin 2017, we believe we are better positioned to generate solid earnings growth, with a continued focus on generating strong cash flow. We sense that our most challenging end markets are stabilizing, and are confident we will benefit from the realignment actions taken throughout 2016. Sales growth is important to our success, and we anticipate sales will increase 2% to 4%, as the positive impact of our organic initiatives are expected to be partially offset by currency exchange impacts, as well as our decision to de-emphasize certain products in underperforming regions. As a result, we expect full-year 2017 diluted EPS to range between $1.35 to $1.45 per share, with the midpoint representing EPS growth of approximately 11% as compared to 2016. We will focus on executing our 2017 operating plan and continue to take necessary adjustments to deliver improved profitability and returns for the benefit of our shareholders," Amato concluded.
Non-cash Impairment Charges
As previously disclosed, organic sales levels and operating profitability within the Aerospace segment have declined over the past 18 months, primarily as a result of: 1) lower demand from distribution customers; 2) scheduling and production challenges, which resulted in higher manufacturing costs; and 3) the current product sales mix. The Company implemented recovery plan actions to address the shorter-term production inefficiencies and to align its operating cost structure to be more consistent with current demand levels in each of its key product lines. However, as a result of current performance and lower future sales and operating profit expectations, the Company recorded pre-tax, non-cash goodwill and indefinite-lived intangible asset impairment charges of $98.9 million in the fourth quarter of 2016. These non-cash impairment charges will not impact the Company’s liquidity, cash flows, compliance with its debt covenants, or any future operations.
"Over the past several months, we have implemented key operational and organizational changes in our Aerospace segment to better focus and improve manufacturing efficiency and capacity utilization, largely in response to changing dynamics in the aerospace industry," commented Amato. "While I am pleased with our efforts to date, our operational execution challenges will require additional time to work through. We continue to believe our Aerospace segment is well positioned for growth and profit improvement, particularly given our market leading brands and product innovation."
Financial Position

TriMas exceeded its previously provided 2016 Free Cash Flow(2) guidance of $55 million to $65 million, generating $72.8 million of Free Cash Flow in 2016, as compared to $50.8 million in 2015, while continuing its capital investment in both future sales growth and cost productivity programs. Free Cash Flow was approximately 126% of income from continuing operations for 2016, excluding Special Items. Please see Appendix I for further details.

The Company reported total debt of $374.7 million as of December 31, 2016, a reduction of 10.7% as compared to $419.6 million as of December 31, 2015. TriMas ended 2016 with $147.2 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.

Fourth Quarter Segment Results - From Continuing Operations

Packaging (Approximately 43% of TriMas 2016 sales)

The Packaging segment, which consists primarily of the Rieke® brand, develops and manufactures specialty dispensing and closure applications for the health, beauty and home care, food and beverage, and industrial markets. Net sales for the fourth quarter increased 6.4% as compared to the year ago period, with sales increases to all three end markets more than offsetting the impact of unfavorable currency exchange. Operating profit, excluding Special Items, for the quarter increased due to higher sales levels, while the related margin percentage decreased slightly due to continued investment in growth and global capabilities and unfavorable currency exchange.

Aerospace (Approximately 22% of TriMas 2016 sales)

The Aerospace segment, which is comprised of the Monogram Aerospace Fasteners™, Allfast Fastening Systems®, Mac Fasteners™ and Martinic Engineering™ brands, is focused on developing, qualifying and manufacturing highly-engineered, precision fasteners and machined products to serve the aerospace market. Net sales for the fourth quarter increased 1.8% as compared to the year ago period, as a result of incremental sales related to the November 2015 acquisition of a machined components facility in Arizona. Fourth quarter 2016 operating profit and the related margin percentage, excluding Special Items, decreased due to less favorable sales mix, inventory variances and customer contractual adjustments. During the fourth quarter, the Company recorded pre-tax non-cash goodwill and intangible asset impairment charges of approximately $98.9 million related to this segment.

Energy (Approximately 20% of TriMas 2016 sales)

The Energy segment, which consists of the Lamons® brand, designs, manufactures and distributes industrial sealing products and fasteners for the petrochemical, petroleum refining, oil field and other industrial markets. Fourth quarter net sales decreased 10.9% as compared to the year ago period, primarily due to continued reduced demand levels from oil and gas customers, and consolidating locations and de-emphasizing less profitable regions. Fourth quarter operating profit and the related margin percentage, excluding Special Items, increased as the impact of the sales decline was more than offset by savings achieved from cost reduction actions.

Engineered Components (Approximately 15% of TriMas 2016 sales)

The Engineered Components segment, which is comprised of the Norris Cylinder™ and Arrow® Engine Company brands, designs and manufactures highly-engineered steel cylinders, wellhead engines and compression products for use within the industrial, oil and gas markets. Net sales for fourth quarter decreased 26.5% as compared to the year ago period, primarily due to lower sales of cylinders as a result of continued softness in general industrial end markets and customer consolidation. Sales of oil field-related engines and compressors also decreased as a result of the impact of lower oil prices and reduced oil and natural gas drilling. Fourth quarter 2016 operating profit and the related margin percentage, excluding Special Items, decreased primarily due to reduced sales levels and lower fixed cost absorption, which were partially offset by savings achieved from cost reduction actions and continuous improvement initiatives.

Discontinued Operations
On June 30, 2015, the Company completed the spin-off of its Cequent businesses (comprised of the Cequent Americas and Cequent APEA reportable segments), creating a new independent publicly-traded company, Horizon Global Corporation, through a distribution of 100% of the Company's interest in Horizon Global to holders of TriMas common shares. The results of operations of the Cequent businesses, as well as the one-time costs incurred in connection with the separation of the two companies, are included in discontinued operations for all periods presented.
2017 Outlook

The Company is estimating that 2017 sales will increase 2% to 4% as compared to 2016. The Company expects full-year 2017 diluted earnings per share to be between $1.35 to $1.45 per share, excluding any current or future events that may be considered Special Items. In addition, the Company is targeting 2017 Free Cash Flow(2) to be greater than 100% of net income.

Conference Call Information

TriMas will host its fourth quarter and full year 2016 earnings conference call today, Tuesday, February 28, 2017, at 10:00 a.m. Eastern Time. The call-in number is (888) 271-8595. Participants should request to be connected to the TriMas Corporation fourth quarter and full year 2016 earnings conference call (Conference ID #1865483). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode #1865483) beginning February 28, 2017 at 1:00 p.m. Eastern Time through March 7, 2017 at 1:00 p.m. Eastern Time.

Notice Regarding Forward-Looking Statements

Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to the Company’s business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: the Company's leverage; liabilities imposed by the Company's debt instruments; market demand; competitive factors; supply constraints; material and energy costs; intangible assets, including goodwill or other intangible asset impairment charges; technology factors; litigation; government and regulatory actions; the Company's accounting policies; future trends; general economic and currency conditions; the potential impact of Brexit; various conditions specific to the Company's business and industry; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; potential costs and savings related to facility consolidation activities; future prospects of the Company; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.
Non-GAAP Financial Measures

In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.

(1)
Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business. Management believes that presenting these non-GAAP financial measures, on an after Special Items basis, provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP financial measures.

(2)
The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities of Continuing Operations, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.

About TriMas

TriMas is a diversified, global manufacturer of engineered products with approximately 4,000 dedicated employees in 13 countries. We provide customers with innovative product solutions through our businesses which operate in four segments: Packaging, Aerospace, Energy and Engineered Components. The TriMas family of businesses have strong brand names in the markets they serve, and operate under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(dollars in thousands)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$20,710	$19,450
Receivables, net	111,570	121,990
Inventories	160,460	167,370
Prepaid expenses and other current assets	16,060	17,810
Total current assets	308,800	326,620
Property and equipment, net	179,160	181,130
Goodwill	315,080	378,920
Other intangibles, net	213,920	273,870
Other assets	34,690	9,760
Total assets	$1,051,650	$1,170,300
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$13,810	$13,850
Accounts payable	72,270	88,420
Accrued liabilities	47,190	50,480
Total current liabilities	133,270	152,750
Long-term debt, net	360,840	405,780
Deferred income taxes	5,910	11,260
Other long-term liabilities	51,910	53,320
Total liabilities	551,930	623,110
Total shareholders' equity	499,720	547,190
Total liabilities and shareholders' equity	$1,051,650	$1,170,300

TriMas Corporation
Consolidated Statement of Operations
(dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(unaudited)
Net sales	$185,530	$192,760	$794,020	$863,980
Cost of sales	(146,100)	(143,760)	(583,540)	(627,870)
Gross profit	39,430	49,000	210,480	236,110
Selling, general and administrative expenses	(36,910)	(39,630)	(153,710)	(162,350)
Net loss on dispositions of property and equipment	(520)	(1,730)	(1,870)	(2,330)
Impairment of goodwill and indefinite-lived intangible assets	(98,900)	(75,680)	(98,900)	(75,680)
Operating loss	(96,900)	(68,040)	(44,000)	(4,250)
Other expense, net:
Interest expense	(3,490)	(3,450)	(13,720)	(14,060)
Debt financing and extinguishment costs	—	—	—	(1,970)
Other income (expense), net	(380)	490	(510)	(1,840)
Other expense, net	(3,870)	(2,960)	(14,230)	(17,870)
Loss from continuing operations before income taxes	(100,770)	(71,000)	(58,230)	(22,120)
Income tax benefit (expense)	33,410	10,200	18,430	(6,540)
Loss from continuing operations	(67,360)	(60,800)	(39,800)	(28,660)
Loss from discontinued operations, net of income taxes	—	—	—	(4,740)
Net loss	(67,360)	(60,800)	(39,800)	(33,400)
Basic loss per share:
Continuing operations	$(1.48)	$(1.35)	$(0.88)	$(0.64)
Discontinued operations	—	—	—	(0.10)
Net loss per share	$(1.48)	$(1.35)	$(0.88)	$(0.74)
Weighted average common shares - basic	45,484,485	45,188,303	45,407,316	45,123,626
Diluted loss per share:
Continuing operations	$(1.48)	$(1.35)	$(0.88)	$(0.64)
Discontinued operations	—	—	—	(0.10)
Net loss per share	$(1.48)	$(1.35)	$(0.88)	$(0.74)
Weighted average common shares - diluted	45,484,485	45,188,303	45,407,316	45,123,626

TriMas Corporation
Consolidated Statement of Cash Flow
(dollars in thousands)

	Twelve months ended December 31,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$(39,800)	$(33,400)
Loss from discontinued operations	—	(4,740)
Loss from continuing operations	(39,800)	(28,660)
Adjustments to reconcile net loss to net cash provided by operating activities:
Impairment of goodwill and indefinite-lived intangible assets	98,900	75,680
Loss on dispositions of property and equipment	1,870	2,330
Depreciation	24,390	22,570
Amortization of intangible assets	20,470	20,970
Amortization of debt issue costs	1,370	1,710
Deferred income taxes	(32,160)	(8,750)
Non-cash compensation expense	6,940	6,340
Excess tax benefits from stock based compensation	(640)	(590)
Debt financing and extinguishment expenses	—	1,970
Decrease in receivables	7,990	5,300
Decrease in inventories	5,180	3,250
Decrease in prepaid expenses and other assets	2,550	4,730
Decrease in accounts payable and accrued liabilities	(18,120)	(29,530)
Other, net	1,530	(750)
Net cash provided by operating activities of continuing operations	80,470	76,570
Net cash used for operating activities of discontinued operations	—	(14,030)
Net cash provided by operating activities	80,470	62,540
Cash Flows from Investing Activities:
Capital expenditures	(31,330)	(28,660)
Acquisition of businesses, net of cash acquired	—	(10,000)
Net proceeds from dispositions of property and equipment	220	1,700
Net cash used for investing activities of continuing operations	(31,110)	(36,960)
Net cash used for investing activities of discontinued operations	—	(2,510)
Net cash used for investing activities	(31,110)	(39,470)
Cash Flows from Financing Activities:
Proceeds from borrowings on term loan facilities	—	275,000
Repayments of borrowings on term loan facilities	(13,850)	(444,890)
Proceeds from borrowings on revolving credit and accounts receivable facilities	402,420	1,129,840
Repayments of borrowings on revolving credit and accounts receivable facilities	(433,350)	(1,169,370)
Payments for deferred purchase price	(2,530)	(6,440)
Debt financing fees	—	(1,850)
Shares surrendered upon options and restricted stock vesting to cover taxes	(1,590)	(2,770)
Proceeds from exercise of stock options	160	500
Excess tax benefits from stock based compensation	640	590
Cash transferred to the Cequent businesses	—	(17,050)
Net cash used for financing activities of continuing operations	(48,100)	(236,440)
Net cash provided by financing activities of discontinued operations	—	208,400
Net cash used for financing activities	(48,100)	(28,040)
Cash and Cash Equivalents:
Increase (decrease) for the year	1,260	(4,970)
At beginning of year	19,450	24,420
At end of year	$20,710	$19,450
Supplemental disclosure of cash flow information:
Cash paid for interest	$11,800	$15,170
Cash paid for income taxes	$17,210	$30,580

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Packaging
Net sales	$82,790	$77,800	$341,340	$334,270
Operating profit	$18,500	$18,380	$77,840	$78,470
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$1,870	$1,050	$4,590	$1,760
Excluding Special Items, operating profit would have been:	$20,370	$19,430	$82,430	$80,230

Aerospace
Net sales	$42,900	$42,140	$174,920	$176,480
Operating profit (loss)	$(104,480)	$5,910	$(90,810)	$28,320
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$6,900	$870	$9,700	$3,610
Impairment of goodwill and indefinite-lived intangible assets	$98,900	$—	$98,900	$—
Excluding Special Items, operating profit would have been:	$1,320	$6,780	$17,790	$31,930

Energy
Net sales	$36,060	$40,480	$158,990	$193,390
Operating loss	$(5,270)	$(86,770)	$(13,840)	$(97,160)
Special Items to consider in evaluating operating profit (loss):
Severance and business restructuring costs	$6,230	$11,940	$19,460	$23,140
Impairment of goodwill and indefinite-lived intangible assets	$—	$72,500	$—	$72,500
Excluding Special Items, operating profit (loss) would have been:	$960	$(2,330)	$5,620	$(1,520)

Engineered Components
Net sales	$23,780	$32,340	$118,770	$159,840
Operating profit	$2,680	$1,670	$15,300	$18,240
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$130	$50	$530	$280
Impairment of goodwill and indefinite-lived intangible assets	$—	$3,180	$—	$3,180
Excluding Special Items, operating profit would have been:	$2,810	$4,900	$15,830	$21,700

Corporate Expenses
Operating loss	$(8,330)	$(7,230)	$(32,490)	$(32,120)
Special Items to consider in evaluating operating loss:
Severance and business restructuring costs	$1,910	$500	$5,470	$1,440
Excluding Special Items, operating loss would have been:	$(6,420)	$(6,730)	$(27,020)	$(30,680)

Total Company
Net sales	$185,530	$192,760	$794,020	$863,980
Operating loss	$(96,900)	$(68,040)	$(44,000)	$(4,250)
Total Special Items to consider in evaluating operating profit:	$115,940	$90,090	$138,650	$105,910
Excluding Special Items, operating profit would have been:	$19,040	$22,050	$94,650	$101,660

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Loss from continuing operations, as reported	$(67,360)	$(60,800)	$(39,800)	$(28,660)
After-tax impact of Special Items to consider in evaluating quality of income (loss) from continuing operations:
Severance and business restructuring costs	13,050	9,760	29,620	21,810
Impairment of goodwill and indefinite-lived intangible assets	67,910	64,260	67,910	64,260
Debt financing and extinguishment costs	—	—	—	1,240
Excluding Special Items, income from continuing operations would have been	$13,600	$13,220	$57,730	$58,650

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Diluted loss per share from continuing operations, as reported	$(1.48)	$(1.35)	$(0.88)	$(0.64)
Dilutive impact (a)	0.01	0.02	0.01	0.01
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Severance and business restructuring costs	0.29	0.21	0.65	0.48
Impairment of goodwill and indefinite-lived intangible assets	1.48	1.41	1.48	1.41
Debt financing and extinguishment costs	—	—	—	0.03
Excluding Special Items, diluted EPS from continuing operations would have been	$0.30	$0.29	$1.26	$1.29
Weighted-average shares outstanding for the three and twelve months ended December 31, 2016 and 2015	45,786,801	45,613,000	45,732,105	45,482,964

(a) Impact of 302,316 and 424,697 shares for the three months ended December 31, 2016 and 2015, respectively, and 324,789 and 359,338 shares for the twelve months ended December 31, 2016 and 2015, respectively, which would have been dilutive to the computation of earnings per share in an income position.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended December 31,
	2016			2015
	As reported	Special Items	Excluding Special Items	As reported	Special Items	Excluding Special Items
Net cash provided by operating activities of continuing operations	$34,060	$8,090	$42,150	$47,830	$2,160	$49,990
Less: Capital expenditures of continuing operations	(8,940)	—	(8,940)	(8,300)	—	(8,300)
Free Cash Flow from continuing operations	25,120	8,090	33,210	39,530	2,160	41,690
Income (loss) from continuing operations	(67,360)	80,960	13,600	(60,800)	74,020	13,220
Free Cash Flow as a percentage of income from continuing operations	(37)%		244%	(65)%		315%

	Twelve months ended December 31,
	2016			2015
	As reported	Special Items	Excluding Special Items	As reported	Special Items	Excluding Special Items
Net cash provided by operating activities of continuing operations	$80,470	$23,610	$104,080	76,570	$2,890	$79,460
Less: Capital expenditures of continuing operations	(31,330)	—	(31,330)	(28,660)	—	(28,660)
Free Cash Flow from continuing operations	49,140	23,610	72,750	47,910	2,890	50,800
Income (loss) from continuing operations	(39,800)	97,530	57,730	(28,660)	87,310	58,650
Free Cash Flow as a percentage of income from continuing operations	(123)%		126%	(167)%		87%